Exhibit 23.1

CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Registration Statement of our report dated August 14, 2025, except for the effects of the restatement and revision discussed in Notes 2, 6, and 11 to the consolidated financial statements and for the effect of a forward 167-to-l stock split as noted on Note 2, to which the date is January 23, 2026, relating to the consolidated financial statements of Rank One Computing Corporation, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Somerset, New Jersey

February 19, 2026

“RRBB” is the brand name under which Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC, and its subsidiary entities, including CFO Financial Partners LLC, provide professional services. Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC (and its subsidiary entities) practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. Rosenberg Rich Baker Berman, P.A. is a licensed independent CPA firm that provides attest services to its clients, and RRBB Advisors, LLC, and its subsidiary entities provide tax and business consulting services to their clients. RRBB Advisors, LLC, and its subsidiary entities are not licensed CPA firms.